Amendment to

Master Global Custody Agreement Between

the Customer and JPMorgan Chase Bank, N.A.

This Amendment to the Master Global Custody Agreement dated March 24, 2011, as amended (the “Agreement”), is by and between JPMorgan Chase Bank, National Association (the “Custodian”), and Jackson Variable Series Trust (the “Trust”).

Whereas, the Board of Trustees of the Trust (the “Board”) has approved fund mergers for certain funds, and fund name changes for certain funds, as outlined below, effective June 24, 2019 (collectively, the “Fund Changes”):

Fund Mergers

1)

JNL/AQR Risk Parity Fund to merge into the JNL/T. Rowe Price Managed Volatility Balanced Fund of JNL Series Trust;

2)

JNL/BlackRock Global Long Short Credit Fund to merge into the JNL/Crescent High Income Fund of JNL Series Trust; and

3)

JNL/Epoch Global Shareholder Yield Fund to merge into the JNL/The Boston Company Equity Income Fund of the Trust, which will be the JNL/Mellon Equity Income Fund, pursuant to the fund name change outlined below.

Fund Name Changes

1)

JNL/PIMCO Investment Grade Corporate Bond Fund change to JNL/PIMCO Investment Grade Credit Bond Fund; and

2)

JNL/The Boston Company Equity Income Fund change to JNL/Mellon Equity Income Fund.

Whereas, pursuant to Board approval of the Fund Changes, as outlined above, the Parties have agreed to amend the Agreement, effective June 24, 2019, to update the list of funds to remove the merged funds and to update certain fund names in Schedule A.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated June 24, 2019, attached hereto.
2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
3)	The Custodian and the Trust each represent and warrant to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.
4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties hereto have caused this Amendment to be executed, effective as of June 24, 2019.

Jackson Variable Series Trust		JPMorgan Chase Bank, National Association

By:	/s/ Kristen K. Leeman	By:	/s/ Carl Mehldau
Name:	Kristen K. Leeman	Name:	Carl Mehldau
Title:	Assistant Secretary	Title:	Vice President

Schedule A

List of Funds as of June 24, 2019

Funds
JNL Conservative Allocation Fund
JNL Moderate Allocation Fund
JNL Institutional Alt 100 Fund
JNL iShares Tactical Moderate Fund
JNL iShares Tactical Moderate Growth Fund
JNL iShares Tactical Growth Fund
JNL/American Funds® Global Growth Fund
JNL/American Funds® Growth Fund
JNL/FAMCO Flex Core Covered Call Fund
JNL/Mellon Equity Income Fund
JNL/PIMCO Investment Grade Credit Bond Fund
JNL/The London Company Focused U.S. Equity Fund
JNL/VanEck International Gold Fund
JNL/WCM Focused International Equity Fund

A-1